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Exhibit 3.2

AMENDMENT NO. 1 TO THE

THIRD AMENDED AND RESTATED

DECLARATION OF TRUST

OF

FS ENERGY AND POWER FUND

        This Amendment No. 1, dated as of August 9, 2017 (this "Amendment"), amends that certain Third Amended and Restated Declaration of Trust, dated March 7, 2012 (the "Declaration of Trust"), of FS Energy and Power Fund (the "Fund").

        WHEREAS, pursuant to Section 5.1 of the Declaration of Trust, a majority of the board of trustees of the Fund (the "Board") may amend the Declaration of Trust to increase the aggregate number of shares that the Fund has authority to issue without any action by the shareholders of the Fund; and

        WHEREAS, the Board approved the increase of the number of authorized shares the Fund has authority to issue and approved and adopted this Amendment at a meeting of the Board held on August 8, 2017.

        NOW, THEREFORE, pursuant to Section 6.3 of the Declaration of Trust, the Declaration of Trust is amended as follows:

          1.    Amendment to Section 5.1.    The first two sentences of Section 5.1 of the Declaration of Trust are deleted in their entirety and replaced with the following:

      "The Fund has authority to issue 750,000,000 shares, of which 700,000,000 shares are classified as common shares, $0.001 par value per share ("Common Shares"), and 50,000,000 shares are classified as preferred shares, $0.001 par value per share ("Preferred Shares"). The aggregate par value of all authorized shares having par value is $750,000."

          2.    Entire Agreement.    Except as amended herein, the Declaration of Trust shall remain in full force and effect.

          3.    Effective Date.    This Amendment shall be effective as of the date of its execution.

          4.    Counterparts.    This Amendment may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

        IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

TRUSTEES:
/s/ DAVID ADELMAN David Adelman
/s/ SIDNEY BROWN Sidney Brown
/s/ GREGORY P. CHANDLER Gregory P. Chandler
/s/ MICHAEL C. FORMAN Michael C. Forman
/s/ RICHARD GOLDSTEIN Richard Goldstein
/s/ THOMAS J. GRAVINA Thomas J. Gravina
/s/ MICHAEL HELLER Michael Heller
/s/ CHARLES P. PIZZI Charles P. Pizzi
/s/ RICHARD W. VAGUE Richard W. Vague
/s/ R. RICHARD WILLIAMS R. Richard Williams

[Signature Page to Amendment No. 1 to
Third Amended and Restated Declaration of Trust of FS Energy and Power Fund]

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  Exhibit 3.2
AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED DECLARATION OF TRUST OF FS ENERGY AND POWER FUND